Exhibit 3.1

ALZAMEND NEURO, INC.

CERTIFICATE OF DESIGNATIONS OF RIGHTS AND PREFERENCES

OF

SERIES A CONVERTIBLE PREFERRED STOCK

May 8, 2024

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), Alzamend Neuro, Inc. (the “Corporation”) hereby certifies that:

WHEREAS, Article IV of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.0001 per share, of the Corporation (“Preferred Stock”) in one or more series, and Article IV of the Certificate of Incorporation expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, power, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof;

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

WHEREAS, on May 7, 2024, the Board approved and adopted the following resolutions:

NOW THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a series of Preferred Stock and does hereby in this Certificate of Designation (the “Certificate of Designation”) establish and fix and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:

Section 1.       Number of Shares and Designation.This series of Preferred Stock shall be designated as the “Series A Convertible Preferred Stock,” par value $0.0001 per share (the “Series A Preferred Stock”). The Series A Preferred Stock shall be perpetual, subject to the provisions of Section 6 hereof, and the authorized number of shares of the Series A Preferred Stock shall be 3,000. The number of shares of Series A Preferred Stock may be increased from time to time pursuant to the provisions of Section 18 hereof and any such additional shares of Series A Preferred Stock shall form a single series with the Series A Preferred Stock. Each share of Series A Preferred Stock shall have the same designations, rights, preferences, powers, restrictions and limitations as every other share of Series A Preferred Stock.

Section 2.       Certain Definitions. The following terms shall have the meanings defined in this Section 2:

“Affiliate” shall have the meaning ascribed to such term in Rule 405 of the Securities Act.

“Agreement” means that certain Securities Purchase Agreement dated May 7, 2024 by and between the Corporation and Orchid Finance LLC (the “Purchaser”).

“Business Day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation, or executive order to close.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock.

“Change of Control Event” shall mean the occurrence of any of the following in one or a series of related transactions:

(i)	one or more acquisitions after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act), resulting in a majority or more of the voting rights or equity interests in the Corporation being transferred to such Persons or their Affiliates;

(ii)	a replacement of more than a majority of the members of the Board that is not approved by those individuals who are members of the Board on the date hereof (or other directors previously approved by such individuals);

(iii)	a merger or consolidation of the Corporation or any one or more Subsidiaries owning a majority of the consolidated assets of the Corporation and all Subsidiaries, or a sale of all or substantially all of the assets of the Corporation and its consolidated Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Corporation’s securities immediately prior to the first such transaction continue to hold at least a majority of the voting rights and equity interests in the surviving entity or acquirer of such assets;

(iv)	a recapitalization, reorganization or other transaction involving the Corporation or any Subsidiary that constitutes or results in a transfer of a majority or more of the voting rights or equity interests in the Corporation to any Persons; or

(v)	the execution by the Corporation or its controlling stockholders of an agreement providing for any of the foregoing events.

“Closing Price” means, for any security as of any date, the last closing price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing price then the last price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC).

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Common Stock, $0.0001 per share, of the Corporation, and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other corporate reorganization or other similar event with respect to the Common Stock).

“Common Stock Equivalents” means any securities of the Corporation or any of its Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion” means any conversion of the Series A Preferred Stock into Conversion Shares as provided for in Section 6 hereof. No Conversions may occur (i) initially, until Exchange Approval is obtained and (ii) thereafter, until the Corporation has obtained Stockholder Approval, that would result in such number of Conversion Shares being issued, together with Warrant Shares, that would, in the aggregate, exceed the Exchange Cap.

“Conversion Amount” means such amount as determined by (i) multiplying the number of shares (including any fraction of a share) of Series A Preferred Stock to be converted pursuant to a Conversion Notice by the Stated Value, and (ii) adding to the result all accrued and accumulated and unpaid dividends on such shares of Series A Preferred Stock to be converted.

“Conversion Date” shall have the meaning set forth in Section 6(b)(i) hereof.

“Conversion Notice” shall have the meaning set forth in Section 6(d)(i) hereof.

“Conversion Price” means the (x) the Stated Value of the Preferred Share plus all accrued but unpaid dividends (the “Conversion Amount”) divided by (y) the greater of (i) $0.25 per share (the “Floor Price”), which Floor Price shall be adjusted for stock dividends, stock splits, stock combinations and other similar transactions and (ii) the lesser of (A) $1.50 and (B) 80% of the lowest Closing Price of the Common Stock during the three trading days immediately prior to the date of conversion into shares of Common Stock.

“Conversion Shares” means the shares of Common Stock into which the shares of Series A Preferred Stock may be converted pursuant to Section 6 hereof.

“Date of Issuance” means, for any share of Series A Preferred Stock, the date on which the Corporation initially issues such share (without regard to any subsequent transfer of such share or reissuance of the certificate(s) representing such share).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Exchange Approval” means approval of the Principal Market to authorize the issuance of the Series A Preferred Stock with full conversion and voting rights pursuant to Rule 5635 of the Nasdaq Stock Market, LLC.

“Exchange Cap” shall mean that number of shares of Common Stock or Common Stock Equivalents issuable as Conversion Shares and/or Warrant Shares to the extent that after giving effect thereto, the aggregate number of shares of Common Stock that would be issued as well as permitted to vote or be converted pursuant to this Certificate would not exceed 19.99% of the Corporation’s outstanding shares of Common Stock as of the date of execution of the Agreement.

“Holder” or “Holders” shall mean each holder of shares of Series A Preferred Stock.

“Junior Securities” shall have the meaning set forth in Section 4 hereof.

“Majority Holders” means any Holder(s) of a majority of the then outstanding shares of Series A Preferred Stock.

“Parity Securities” shall have the meaning set forth in Section 4 hereof.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

“PIK Dividend” means a dividend accrued on each share of Series A Preferred Stock and paid in shares (including fractional shares) of Series A Preferred Stock.

“PIK Dividend Shares” means the shares (including fractional shares) of Series A Preferred Stock paid and issued in connection with a PIK Dividend.

“Principal Market” means the Nasdaq Stock Market, LLC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder, all as in effect at the time.

“Senior Securities” shall have the meaning set forth in Section 4 hereof.

“Stockholder Approval” means the approval by its stockholders to authorize the issuance of the Series A Preferred Stock with full conversion and voting rights pursuant to Rule 5635 of the Principal Market.

“Stated Value” means $10,000.00 per share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalizations, or similar transaction with respect to the Series A Preferred Stock).

“Subsidiary” or “Subsidiaries” of any Person means (i) any corporation with respect to which more than 50% of the issued and outstanding voting equity interests of such corporation is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, or (ii) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.

“Trading Day” means a day on which the Principal Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the NYSE American, the New York Stock Exchange, or any level of the OTC Markets operated by OTC Markets Group, Inc. (or any successors to any of the foregoing).

“Warrant Shares” means the shares of Common Stock into which the warrants issued pursuant to the Agreement are exercisable in accordance with the terms of each respective warrant.

Section 3.       Dividends.

(a)       Dividend Rate. Holders of shares of the Series A Preferred Stock are entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, other than as set forth in Section 3(d) below, cumulative cash dividends at an annual rate of 15%, payable quarterly in arrears on the Stated Value together with any accrued but unpaid dividends. (the “Dividend Rate”). The Dividend Rate shall accrue from, and including, the Date of Issuance, for as long as any shares of Series A Preferred Stock remain issued and outstanding.

(b)       Dividend Amount. With respect to each share of Series A Preferred Stock from time to time outstanding (including, for the avoidance of doubt, the PIK Dividend Shares), from the Dividend Payment Date of such share, dividends shall accrue on each share of Series A Preferred Stock, in an amount for each share of Series A Preferred Stock, equal to the Dividend Rate times the Stated Value (compounded as provided for immediately below, including with respect to any accrued and unpaid dividends) (such per share amount, as applicable, the “Dividend Amount”) during each quarterly period following the applicable Dividend Record Date. All Dividend Amounts paid in cash or elected to be paid as PIK Dividends shall be compounded as applicable.

(c)       Dividend Payment Date; Dividend Record Date. Dividends on the Series A Preferred Stock shall accrue daily and be cumulative until paid from, and including, the date of the Date of Issuance and shall be payable quarterly on the Fifth (5th) day following the last day of each fiscal quarter (each such payment date, a “Dividend Payment Date,” and each such quarterly period, a “Dividend Period”); provided that if any Dividend Payment Date is not a Business Day, then the dividend that would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day, and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that Dividend Payment Date to that next succeeding Business Day. The first dividend on the Series A Preferred Stock is scheduled to be paid on the fifth day of the next calendar quarter after the Date of Issuance, which for the first Dividend Period shall be appropriately pro-rated, to the persons who are the holders of record of the Series A Preferred Stock at the close of business on the corresponding record date. Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial Dividend Period, will be computed on the basis of a 360-day year consisting of four 90-day quarters. Dividends will be payable to holders of record as they appear in the Corporation’s stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the last day of the calendar quarter, whether or not a Business Day, in which the applicable Dividend Payment Date falls (each, a “Dividend Record Date”).

(d)       PIK Dividend. For as long as any share(s) of Series A Preferred Stock shall remain outstanding, the Dividend Amount shall be paid in either PIK Dividend Shares or cash, in the Purchaser’s sole discretion, subject to Section 3(e) of this Certificate. The Dividend Amount shall be automatically declared and the applicable Dividend Amount automatically paid to the Holder as set forth above. For the avoidance of doubt, unless otherwise expressly set forth herein, with respect to PIK Dividend Shares, the Dividend Payment Date of such shares shall be the Date of Issuance of such shares for all purposes hereunder. All Dividend Amounts payable with respect to the Holders of Series A Preferred Stock shall be paid, whether in cash or in PIK Dividend Shares pursuant to this Section 3(d), pro rata to each Holder of shares of Series A Preferred Stock based upon the aggregate accrued but unpaid dividends on the shares held by each such Holder. PIK Dividend Shares issued on the applicable Dividend Payment Date shall have an aggregate Dividend Amount on such Dividend Payment Date equal to the total Dividend Amount accrued on such shares as of such Dividend Payment Date minus any portion thereof paid in cash pursuant hereto. Notwithstanding anything contained herein to the contrary, the Corporation shall take all actions necessary for all PIK Dividend Shares to be duly authorized and validly issued, fully paid and nonassessable, and issued free and clear of all liens, mortgages, security interests, pledges, deposits, restrictions or other encumbrances, on each Dividend Payment Date. The Corporation shall update its books and records to reflect the issuance of any PIK Dividend Shares promptly following each Dividend Payment Date, and at the request of any Holder of shares of Series A Preferred Stock, shall deliver to such Holder a copy of such books and records reflecting the issuance of such PIK Dividend Shares; provided, however, that the failure of the Corporation to comply with the terms of this sentence shall not in any way affect the issuance of such PIK Dividend Shares in accordance with the terms hereof.

(e)       Limiting Documents. No dividends on shares of Series A Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the payment thereof would be unlawful under the laws of the State of Delaware or when the terms and provisions of any agreement of the Corporation, including any agreement relating to the Corporation’s indebtedness (the “Limiting Documents”), prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(f)       Dividend Accrual. Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue regardless of whether (i) the Corporation has earnings; (ii) there are funds legally available for the payment of such dividends; or (iii) such dividends are declared by the Board. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

(g)       Pro Rata Dividends. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock that the Corporation may issue ranking on parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other series of Preferred Stock ranking on parity that the Corporation may issue as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(h)       Payment of Accrued and Unpaid Dividends. Holders of Series A Preferred Stock shall not be entitled to any dividend in excess of all accumulated accrued and unpaid dividends on the Series A Preferred Stock as described in this Section 3. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend due with respect to such shares which remains payable at the time of such payment.

Section 4.       Rank; Rights on Liquidation, Merger, Sale, etc.

(a)       Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all shares of the Series A Preferred Stock will rank: (i) senior to all of the Corporation’s Common Stock, all of the Corporation’s Series B Preferred Stock and any other equity securities that the Corporation may issue in the future, unless the terms of which specifically provide that such equity securities rank on parity or senior to the Series A Preferred Stock, in each case with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up (“Junior Securities”); (ii) equal to any other equity securities that the Corporation may issue in the future, the terms of which specifically provide that such equity securities rank on par with such Series A Preferred Stock, in each case with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up (“Parity Securities”); (iii) junior to all other equity securities the Corporation issues, the terms of which specifically provide that such equity securities rank senior to the Series A Preferred Stock, in each case with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up (“Senior Securities”); and (iv) junior to all of the Corporation’s existing and future indebtedness. Without the prior written consent of the Majority Holders, the Corporation shall not create or issue any Senior Securities or Parity Securities as to payment of dividends and/or distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(b)       In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation”), the Holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, prior and in preference to any distribution to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Stated Value of all shares of Series A Preferred Stock held by such Holder, plus all unpaid accrued and accumulated dividends on all such shares (whether or not declared). If upon any Liquidation, the assets of the Corporation available for distribution to its stockholders are insufficient to pay all Holders of Series A Preferred Stock the full preference amount to which they shall be entitled, the Holders of Series A Preferred Stock shall share pro rata in any distribution of assets in proportion to their applicable full preference amounts and the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

(c)       Unless otherwise approved by the prior written consent of all Holders of Series A Preferred Stock, for purposes of this Section 4, any transaction constituting a Change of Control Event shall be treated as and deemed to be a Liquidation.

Section 5.       Voting Rights.

(a)       Quorum and Voting Power. For purposes of determining the presence of a quorum at any meeting of the stockholders of the Corporation at which the shares of Series A Preferred Stock are entitled to vote and the voting power of the shares of Series A Preferred Stock, each Holder of outstanding shares of Series A Preferred Stock shall, subsequent to the Company having obtained Stockholder Approval, be entitled to a number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are then convertible, disregarding, for such purposes, any limitations on conversion set forth herein, provided, however, that solely for purposes of this Section 5(a), the Voting Floor Price shall not be lower than the closing sale price of the Common Stock on the Trading Day immediately preceding the execution date of the Purchase Agreement. For purposes of this Section 5(a), the term “Voting Floor Price” shall mean the Corporation’s closing sale price on the Trading Day immediately preceding the execution date of the Purchase Agreement. The Voting Floor Price shall be adjusted for stock dividends, stock splits, stock combinations and other similar transactions.

(b)       Voting Generally. Each Holder shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law or by the provisions of this Section 5(b). In any such vote, each share of the Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which the share is convertible pursuant to Section 6 herein (as may be limited by the Maximum Percentage set in Section 6(c)) as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each Holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings or requests for written consent (and copies of proxy materials and other information sent to stockholder), which notice shall be provided pursuant to the Corporation’s Bylaws and the DGCL. Notwithstanding the foregoing, at no time shall the shares of Series A Preferred Stock have a per share voting power in excess of the voting power determined by the Conversion Amount, divided by the Closing Price on the date prior to the execution of the Agreement.

(c)       Protective Provisions. Without limiting the foregoing, as long as the Purchaser shall hold no fewer than Twenty-five (25) shares of Series A Preferred Stock, the Corporation shall not take, and shall cause its Subsidiaries not to take or consummate, without the prior written consent of the Majority Holders, the following actions (any such action or transaction without such prior written consent being null and void ab initio and of no force or effect) as follows: (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter, amend, modify, or repeal this Certificate of Designations, (ii) create, or authorize the creation of, any additional class or series of capital stock of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation), including any class or series of capital stock of the Corporation that ranks superior to or in parity with the Series A Preferred Stock in rights, preferences, or privileges (including with respect to dividends, liquidation, redemption, or voting), (iii) alter, amend, modify, or repeal its Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders of Series A Preferred Stock, (iv) increase or decrease the number of authorized shares of Series A Preferred Stock, (v) whether or not prohibited by the terms of the Series A Preferred Stock, circumvent a right or preference of the Series A Preferred Stock, or (vi) enter into any agreement with respect to, or agree or commit to do, any of the foregoing.

Section 6.       Conversion of Series A Preferred Stock.

(a)       Optional Conversion. Each share of Series A Preferred Stock is convertible, in whole or in part and at the option of the Holder, into such number of fully paid and non-assessable shares of Common Stock (the “Conversion Shares”) determined by dividing the Stated Value of the Series A Preferred Stock being converted by the then applicable Conversion Price (as defined below, the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in Section 6(d) below. No conversion shall be permitted to the extent that it violates the rules of the Principal Market, including the Exchange Cap, without Stockholder Approval.

(b)       Mechanics of Conversion.

(i)       Conversion. In order to effectuate a conversion of shares of Series A Preferred Stock pursuant to this Section 6, a Holder shall deliver (whether via facsimile or otherwise), for receipt after 4:00 p.m. and on or prior to 11:59 p.m., New York time, a copy of an executed notice of conversion in the form attached hereto as Exhibit I and specifying the number of shares of Series A Preferred Stock to be converted on such Conversion Date (the “Conversion Notice”). The Holder shall calculate and state in the Conversion Notice the Conversion Amount, the Conversion Price and the number of Conversion Shares issuable pursuant to Section 6(b) hereof. On or before the first Trading Day following the date of a Conversion Notice (in each case, the “Conversion Date”), the Corporation shall transmit to the Holder by facsimile or otherwise an acknowledgment, substantially in the form attached hereto in Exhibit I, of receipt of such Conversion Notice, and the Corporation shall deliver to the Corporation’s transfer agent (“the Transfer Agent”) an instruction to issue such shares of Common Stock as indicated in the Conversion Notice, substantially in the form of Exhibit I, such that on or before the Conversion Date the Corporation, through its Transfer Agent, shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s balance account with The Depository Trust Company’s (the “DTC”) through its Deposit/Withdrawal at Custodian (“DWAC”) service. The Person or Persons entitled to receive the shares of Common Stock issuable upon a Conversion of the Conversion Amount shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii)       Book-Entry. Notwithstanding anything to the contrary set forth in this Section 6, in connection with the Conversion of any shares of Series A Preferred Stock in accordance with the terms hereof, the Holder shall not be required to physically surrender to the Corporation any certificate or other instrument evidencing the of shares of Series A Preferred Stock so converted unless (A) the full or remaining number of shares of Series A Preferred Stock represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Corporation following Conversion thereof as contemplated by Section 6(b)(i) hereof or (B) the Holder has provided the Corporation with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of a certificate or other instrument with respect to shares of Series A Preferred Stock not subject to the Conversion. The Holder shall provide the Corporation with written partial releases relating to all Conversions of the Conversion Amount. Each of the Holder and the Corporation shall maintain records showing the number of shares of Series A Preferred Stock converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Corporation, so as not to require physical surrender of any certificate with respect to the shares of Series A Preferred Stock upon any Conversion until the full or remaining number of shares of Series A Preferred Stock represented by such certificate has been converted. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any shares of Series A Preferred Stock, the number of shares of Series A Preferred Stock represented by such certificate may be less than the number of shares of Series A Preferred Stock stated on the face thereof. Each certificate for shares of Series A Preferred Stock shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 6(d)(ii) THEREOF. THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 6(d)(ii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

(iii)       Issuance of Shares Not in Dispute. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a Conversion or an adjustment to the number of Conversion Shares to be delivered, the Corporation shall issue to the Holder the number of shares of Common Stock not in dispute.

(c)       Limitations on Conversions. Notwithstanding anything to the contrary contained herein, and subject to the provisions of this Section 6(c), shares of Series A Preferred Stock shall not be convertible by the Holder hereof into Conversion Shares, and the Corporation shall not effect any conversion of shares of Series A Preferred Stock into Conversion Shares or otherwise issue any shares of Common Stock pursuant hereto, to the extent (but only to the extent) that after giving effect to such Conversion or other share issuance hereunder the Holder (together with its Affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether shares of Series A Preferred Stock shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by the Holder or any of its Affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by the Holder and its Affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission for conversion or exercise (as the case may be). Under no circumstances can the Maximum Percentage limitation be amended on fewer than 61 days’ notice, if, as a result of such amendment, the Maximum Percentage is amended to be above 9.99%. No prior inability to convert shares of Series A Preferred Stock, or to issue shares of Common Stock, pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. For any reason at any time until the shares of Series A Preferred Stock has been converted, upon the written or oral request of a Holder, the Corporation shall within one (1) Business Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion, exchange or exercise of convertible or exercisable securities into Common Stock, including, without limitation, shares of Series A Preferred Stock. In addition, under no circumstances whatsoever may the aggregate number of shares of Common Stock issued to the Holder in connection with the Conversion of the Conversion Amount or Warrant (as defined in the Agreement) at any time exceed the Exchange Cap unless the Corporation has obtained Stockholder Approval.

(d)       Adjustments of the Conversion Price. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i)       Adjustments for Recapitalization. If at any time or from time to time there shall be a recapitalization of the Common Stock, provision shall be made so that the Holders shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 6 with respect to the rights of the Holders after the recapitalization to the end that the provisions of this Section 6 (including, without limitation, provisions for adjustments of the Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(ii)       Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Date of Issuance effect a subdivision of the outstanding Common Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Date of Issuance combine the outstanding shares of Common Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(iii)       Adjustments for Distribution. In addition to any adjustments pursuant to Section 6(d) hereof, in the event the Corporation shall declare a distribution payable in Common Stock, Common Stock Equivalents or other securities of the Corporation, any Subsidiary or any other Persons, evidences of indebtedness issued by the Corporation, any Subsidiary or other Persons, assets (or rights to acquire assets), or options, rights or other property not referred to in Section 6(e) hereof to the holders of Common Stock, in each case whether by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (each, a “Distribution”), then, in each such case for the purpose of this Section 6(d), the Holders shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such Distribution.

(iv)       Adjustment for Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation or a Change of Control Event, shall be effected while any shares of Series A Preferred Stock are outstanding in such a manner that holders of shares of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, or Change of Control Event, lawful and adequate provision shall be made whereby each Holder who has not received the amounts to be distributed to such holder in accordance with this Certificate shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of Series A Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore so receivable had such reorganization, reclassification or Change of Control Event not taken place, and in such case appropriate provision shall be made with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price, Conversion Rate and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be possible, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion of such shares of Series A Preferred Stock. Prior to or simultaneously with the consummation of any such reorganization, reclassification or Change of Control Event, the survivor or successor corporation (if other than the Corporation) resulting from such reorganization, reclassification or Change of Control Event shall assume by written instrument executed and mailed or delivered to each Holder, the obligation to deliver to such Holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Certificate to be performed and observed by the Corporation and of all liabilities and obligations of the Corporation hereunder with respect to the Series A Preferred Stock.

(v)       Subsequent Equity Sales. If, at any time while shares of Series A Preferred Stock are outstanding, the Corporation or any Subsidiary, as applicable, closes a financing in which it sells or grants any option to purchase or sells or grants any right to reprice outstanding securities, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or any Common Stock Equivalent, entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced to equal the Base Conversion Price. The Corporation agrees to consult with the Majority Holder prior to commencing any such financing regarding its terms. Further, the Corporation shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 6, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice, upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of shares of Common Stock upon conversion of the Series A Preferred Stock determined based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the Base Conversion Price in the Notice of Conversion. Notwithstanding anything to the contrary in this Section 6(d)(v), in no event shall the Base Conversion Price be adjusted to a price lower than the Floor Price.

(e)        Good Faith Assistance. The Corporation will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(f)        Notice of Record Taking. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each Holder, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(g)       Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, 125% of the number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock (the “Required Reserve Amount”); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to enable the Corporation to satisfy its obligation to have available for issuance upon conversion of the Series A Preferred Stock at least a number of shares of Common Stock equal to the Required Reserve Amount, then, in addition to such other remedies as shall be available to the Holder, the Corporation will as promptly as reasonably practicable take all such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to these provisions as soon as possible.

(h)       Payment of Taxes. The Corporation shall pay all documentary, stamp or other transactional taxes (exclusive of income taxes) attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

(i)       Status of Shares. All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable and free from all taxes, liens or charges with respect thereto.

(j)       Conversion Disputes.  In the case of any dispute with respect to a Conversion, including a dispute relating to the calculation of the Conversion Price, the Closing Price, the Conversion Amount or the number of Conversion Shares to be issued in a Conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with Section 6(d)(iii) above as are not disputed.  If such dispute is not promptly resolved by discussion between the relevant Holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within ten (10) Business Days of receipt of notice of such dispute. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than ten (10) Business Days from the date it receives the disputed calculations.  The accountant’s calculation shall be deemed conclusive, absent manifest error.  The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (c) above. If the accountant determines the Corporation’s calculations are correct, the holder shall reimburse the Corporation for the accountant’s expense.

Section 7.       Record Holders. The Corporation and its transfer agent shall deem and treat the record Holder of any shares of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor its transfer agent shall be affected by any notice to the contrary.

Section 8.       Notice. Any notice required by the provisions herein to be given to the Holders of shares of Series A Preferred Stock shall be deemed given upon hand delivery, one (1) Business Day after the notice is sent by overnight courier or three (3) Business Days after the notice is deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the stock books of the Corporation. The Corporation shall provide each Holder with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Corporation shall give written notice to each Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Common Stock, Common Stock Equivalents, assets or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any matter on which the holders of Common Stock shall have the right to vote.

Section 9.       Cancellation of Series A Preferred Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 6 or otherwise reacquired by the Corporation, the shares so converted or reacquired shall be canceled and may not be reissued. The Certificate of Incorporation of the Corporation may be appropriately amended from time to time to effect the corresponding reduction in the Corporation’s authorized capital stock.

Section 10.       Negative Covenants. Except as otherwise permitted by this Certificate, until the later to occur of (i) the Purchaser no longer having any current, future, or continuing obligation to pay any Tranche Purchase Prices under the Agreement, and (ii) the time when Purchaser shall hold no fewer than Twenty-Five (25) shares of Series A Preferred Stock, without the affirmative consent or approval of the Majority Holders of the shares of Series A Preferred Stock then outstanding, the Corporation shall not, whether directly or indirectly, by amendment, merger, consolidation or otherwise, and shall not permit any Subsidiary, to:

(a)       issue any additional shares of Series A Preferred Stock issued on the Date of Issuance other than dividends payable, if any, to the Holders of such shares;

(b)       take any action to authorize, create or issue any class or series of preferred stock, whether or not ranking junior, pari passu or senior to the Series A Preferred Stock;

(c)       set aside assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any shares of the Common Stock or of any other capital stock of the Corporation, whether now or hereafter outstanding, except as permitted by Section 5(b);

(d)       make or declare, directly or indirectly, any dividend (in cash, stock, return of capital, or any other form of assets) on, or make any other payment or distribution on account of Common Stock or of any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, whether now or hereafter outstanding, except that the Corporation shall have the power to issue stock dividends payable in shares of Common Stock, unless the Corporation pays a corresponding dividend to the Holders on an “as-if-converted” basis;

(e)       effect or permit, or offer or agree to effect or permit, a liquidation or Change of Control Event with respect to the Corporation or any Subsidiary, except as permitted by this Certificate;

(f)       reclassify the shares of Common Stock or any other shares or any class or series of capital stock hereafter created junior to the Series A Preferred Stock into shares of any class or series of capital stock (A) ranking, either as to payment of dividends, distribution of assets or redemptions, senior to or pari passu with the Series A Preferred Stock, or (B) which in any manner adversely affects the Holders of shares of Series A Preferred Stock;

(g)       invest in, purchase or acquire, directly or indirectly, in one or a series of related transactions, any assets or capital stock of any Person other than a Subsidiary, wherein the aggregate purchase price or other consideration payable for such assets or capital stock shall exceed $100,000 in any one transaction or $250,000, in the aggregate;

(h)       issue any shares of Common Stock of the Corporation or other securities convertible into or exercisable or exchangeable for shares of Common Stock of the Corporation;

(i)       except in connection with indebtedness existing as at the date of this Certificate, purchase money indebtedness or capital leases, incur indebtedness for borrowed money, or guaranty the obligations of any other Person, in an aggregate amount at any time outstanding in excess of $100,000 in any individual transaction or $250,000 in the aggregate;

(j)       permit Liens to exist on its assets and properties, other than Permitted Liens (as defined in the Securities Purchase Agreement), in an aggregate amount at any time outstanding in excess of $100,000 in any individual transaction or $250,000 in the aggregate;

(k)       sell, lease, transfer or dispose of any of its properties having a value calculated in accordance with GAAP of more than $50,000 (other than sales of assets to customers in the ordinary course of business), waive or release any rights of material value, or cancel, compromise, release or assign any indebtedness owed to it or any claims held by it in each case having a value calculated in accordance with GAAP of more than $500,000;

(l)       increase in any manner the compensation or fringe benefits of any of its directors, officers, employees, including any increase of pension or retirement allowance, life insurance premiums or other benefit payments to any such directors, officers or employees, or commit itself to any employment agreement or employment arrangement with or for the benefit of any officer, except as contemplated by this Certificate;

(m)       enter into any transaction that would constitute a Change of Control Event;

(n)       whether or not prohibited by the terms of the Certificate of Designation, circumvent a right or preference of the Series A Preferred Stock; or

(o)       enter into an agreement to do any of the things described in clauses (a) through (n) of this Section 10.

Section 11.       Sinking Fund. The Series A Preferred Stock shall not be entitled to the benefits of any retirement or sinking fund.

Section 12.       Waiver. Any right or privilege of the Series A Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) by and only by the written consent of the Corporation and the Majority Holders and any such waiver shall be binding upon each holder of Series A Preferred Stock or other securities exercisable for or convertible into Series A Preferred Stock. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

Section 13.       Lost or Stolen Certificates. Upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the loss, theft, destruction or mutilation of any certificates representing Series A Preferred Stock (as to which a written certification and indemnification shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Corporation in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Corporation shall execute and deliver new certificate(s) of like tenor and date.

Section 14.       Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations or by contract, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Corporation to comply with the terms of this Certificate of Designations. The Corporation covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Corporation (or the performance thereof). The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Corporation shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Corporation’s compliance with the terms and conditions of this Certificate of Designations.

Section 15.       Non-circumvention. The Corporation hereby covenants and agrees that the Corporation will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Corporation (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any shares of Series A Preferred Stock above the Stated Value then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Series A Preferred Stock and (iii) shall, so long as any shares of Series A Preferred Stock are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the Required Reserve Amount.

Section 16.       Transfer of Series A Preferred Stock. A Holder may transfer some or all of its shares of Series A Preferred Stock without the consent of the Corporation. Any such transfer shall comply with all applicable securities laws.

Section 17.       Register. The Corporation shall maintain at its principal executive offices (or such other office or agency of the Corporation as it may designate by notice to the Holders), a register for the shares of Series A Preferred Stock, in which the Corporation shall record the name, address and facsimile number of the Persons in whose name the shares of Series A Preferred Stock have been issued, as well as the name and address of each transferee. The Corporation may treat the Person in whose name any shares of Series A Preferred Stock is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

Section 18.       Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or by written consent without a meeting in accordance with the DGCL, of the Majority Holders, voting separately as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the DGCL and the Corporation’s Certificate of Incorporation and Bylaws.

Section 19.       Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

Section 20.       Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

Section 21.       Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, Alzamend Neuro, Inc. has caused this Certificate of Designations to be signed by the undersigned as of the date first written above.

ALZAMEND NEURO, INC.

By:
Name:	Stephan Jackman
Title:	Chief Executive Officer

[Signature Page to Series A Certificate of Designation]

EXHIBIT I

CONVERSION NOTICE

Reference is made to (a) that certain Securities Purchase Agreement, dated as of May __, 2024 (the “Agreement”), by and between Orchid Finance LLC and Alzamend Neuro, Inc., a Delaware corporation (the “Corporation”), (b) that certain Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock (the “Certificate”) and (c) certain Conversion Amount (as defined in the Agreement and the Certificate) issued by the Corporation and outstanding as of the date hereof. In accordance with and pursuant to the Agreement and the Certificate, the undersigned hereby elects to convert the Conversion Amount (as defined in the Certificate) indicated below into shares of the Corporation’s Common Stock, $0.0001 par value per share (the “Common Stock”), at the Conversion Price (as defined in the Agreement and the Certificate, as of the date specified below). Capitalized terms not defined herein shall have the meaning as set forth in the Certificate.

Date of this Conversion Notice: _____________

Date of Conversion (the date that is one Business Day after the date of this Conversion Notice): ___________________

Number of Shares of Series A Preferred Stock to be Converted: ___________________

Stated Value of Each Share of Series A Preferred Stock: ___________________

Accrued and Accumulated and Unpaid Dividends on such Shares: ___________________

Aggregate Conversion Amount: ____________

Conversion Price: ___________________

Aggregate number of shares of Common Stock to be issued to the undersigned on the Date of Conversion (Aggregate Conversion Amount divided by the Conversion Price): __________________

ORCHID FINANCE LLC

By:
Name:
Title:

ACKNOWLEDGMENT

Alzamend Neuro, Inc. hereby acknowledges this Conversion Notice and hereby directs Computershare Trust Company, N.A., to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated [________] from the Corporation and acknowledged and agreed to by Computershare Trust Company, N.A.

ALZAMEND NEURO, Inc.

By:
Name:	Stephan Jackman
Title:	Chief Executive Officer